Exhibit 2.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. THE OMISSIONS HAVE BEEN INDICATED BY “[***]”.

AGREEMENT AND PLAN OF MERGER

among:

AURIS MEDICAL HOLDING LTD.,
an exempted company incorporated under the laws of Bermuda;

AURIS MEDICAL INC.,
an Illinois corporation;

TRASIR THERAPEUTICS, INC.,
a Delaware corporation; and

THE COMPANY STOCKHOLDERS

Dated as of June 1, 2021

-i-

-ii-

AGREEMENT AND PLAN OF MERGER

This Agreement And Plan Of Merger (this “Agreement”) is entered into as of June 1, 2021, among Auris Medical Holding Ltd., an exempted company incorporated under the laws of Bermuda (“Parent”), Auris Medical Inc., an Illinois corporation and wholly owned subsidiary of Parent (“Subco”), Trasir Therapeutics, Inc., a Delaware corporation (the “Company”), and each of the Company Stockholders (as defined below).

RECITALS

WHEREAS, [***] (collectively, the “Company Stockholders”) own collectively all of the issued and outstanding shares of capital stock of the Company (the “Company Stock”);

WHEREAS, the parties intend to enter into a transaction, on the terms and conditions set forth herein, pursuant to which Parent shall acquire the Company through the merger of Subco with and into the Company, with the Company surviving the merger as the surviving entity (the “Merger”), in furtherance of their respective long-term business strategies;

WHEREAS, as consideration for the Merger, Parent shall issue to the Company Stockholders the Common Stock Consideration and other consideration in the amounts and on the terms described herein;

WHEREAS, the Board of Directors of each of Parent, Subco and the Company have unanimously determined that the Merger, in the manner contemplated herein, is fair to and advisable and in the best interests of their corporation and their respective stockholders and, by resolutions duly adopted, have approved and adopted this Agreement and, in the case of the Company, recommended that its stockholders adopt and approve this Agreement and the Merger; and

WHEREAS, in connection with the consummation of the transactions contemplated by this Agreement, Parent or a subsidiary of Parent is entering into an employment agreement with Dr. Samuel Wickline (the “Wickline Employment Agreement”);

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Article I

DEFINITIONS; INTERPRETATIONS

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth below:

“Agreement” has the meaning set forth in the preamble hereto.

“Articles of Merger” has the meaning set forth in Section 2.2

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York City are open for the general transaction of business.

“CARES Act” means the Coronavirus Aid, Relief and Economic Safety Act, as signed into law by the President of the United States on March 27, 2020, as amended from time to time.

“Certificates” means stock certificates representing the Company Stock.

“Certificate of Merger” has the meaning set forth in Section 2.2.

“Claims” means any litigation (in Law or in equity), arbitration, mediation, action, cause of action, lawsuit, proceeding (adversarial or investigative), complaint, charge, claim, demand, notice of violations, citation, subpoena, summons, hearing, inquiry, audit, investigation or like matter, Order, whether civil, criminal, administrative, regulatory or otherwise, before or by any Governmental Authority.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock Consideration” means an amount of Parent Common Stock having an aggregate value of Two Million Five Hundred Thousand Dollars ($2,500,000), calculated based on the average closing price of the common stock shares of the Parent on the previous fifteen (15) trading days prior to the Closing Date.

“Company” has the meaning set forth in the preamble hereto.

“Company Stock” has the meaning set forth in the recitals hereto.

“Company Stockholder(s)” has the meaning set forth in the recitals hereto.

“Company Stockholder Expenses” has the meaning set forth in Section 3.2(c).

“Company Stockholder Loss” has the meaning set forth in Section 7.4.

“Confidential Company Information” has the meaning set forth in Section 4.11(d).

“Confidential Information” means all information, data, documents, reports, agreements, interpretations, forecasts and records (whether in oral or written form, electronically stored or otherwise and whether or not labeled confidential, proprietary or the like) containing or otherwise reflecting information concerning the business of the Company, including (a) financial information, books and records, cost information, bidding information and strategies, and Contracts and agreements, (b) marketing plans and strategies, customer Contracts and agreements, and information relating to past, current and prospective customers, suppliers, business contacts and clients, (c) operating procedures, techniques, systems, processes and methods, all proprietary rights, trade secrets and other Intellectual Property, product and service information, including research and development and proposed products and services, (d) employee records and information, and (e) other commercial “know-how,” “show-how” and information; provided, however, that Confidential Information shall not include information that is in the public domain at the time it is disclosed by the disclosing party through no fault of the disclosing party or any other Person.

“Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, commitment or other arrangement, understanding, undertaking, commitment or obligation, whether written or oral.

“DGCL” means the General Corporation Law of the State of Delaware.

“Contingent Common Stock Consideration” means an amount of Parent Common Stock having an aggregate value of One Million Five Hundred Thousand Dollars ($1,500,000), calculated based on the average closing price of the common stock shares of the Parent on the previous fifteen (15) trading days prior to the occurrence of the Positive Results.

“Effective Time” has the meaning set forth in Section 2.2.

“Financial Statements” has the meaning set forth in Section 4.8(a).

“Fundamental Representations” has the meaning set forth in Section 7.3.

“GAAP” means generally accepted accounting principles as in effect in the United States on the date of this Agreement.

“Governmental Authority” means any national, federal, state, provincial, county, municipal or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established to perform any of such functions, or any other industry self-regulatory authority.

“Holdback Release Date” has the meaning set forth in Section 2.5.

“Indefinite Representations” has the meaning set forth in Section 7.3.

“Indemnified Party” has the meaning set forth in Section 7.4.

“Indemnifying Party” has the meaning set forth in Section 7.4.

“Company Stockholder Loss” has the meaning set forth in Section 7.4.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (i) patents, patent applications (including divisionals, continuations, continuations-in-part, reissues, reexaminations and extensions thereof) and patent disclosures (including design patents, design rights, utility models and other similar registered rights); (ii) trademarks, service marks, trade dress, trade names, corporate names, logos and slogans (and all translations, adaptations, derivations and combinations of the foregoing) and Internet domain names, together with similar designations or source or origin and all goodwill associated with each of the foregoing; (iii) copyrights and copyrightable works, works of authorship, databases and designs; (iv) registrations and applications and any other similar rights issued by or recorded with any Governmental Authority for any of the foregoing; (v) all trade secrets and other confidential or proprietary information, know-how and inventions (whether or not patentable or reduced to practice), including algorithms, processes, techniques, methods, formulations, customer, supplier or subscriber lists, plans, business and marketing materials and compounds, discoveries, technologies, protocols, formulae, compositions, industrial models, architectures, layouts, designs, drawings, specifications, methodologies, ideas, research and development, pricing and cost information; (vi) software and firmware of any type, including rights in computer software, application programming interfaces, development kits, libraries and tools, data and databases (including source code, executable code, binary code, and documentation) (collectively, “Software”); (vii) data, data-sets and databases, and (viii) all other intellectual property, industrial property and proprietary rights and assets of any kind or nature.

“Intellectual Property Licenses” means all agreements between the Company, on the one hand, and any other Person on the other hand, granting any right to use or practice any rights under any of the Intellectual Property owned either by the Company or by any other Person, including without limitation licenses and leases of Software (including “shrink-wrap” and similar generally-available commercial binary code end-user licenses).

“Law” means any domestic or foreign, federal, state provincial, county, municipal or local Law (including common law), statute, code, ordinance, rule, regulation or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means debts, liabilities or obligations, whether direct or indirect, known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether or not required to be included on a balance sheet prepared under GAAP.

“Lien” or “Liens” means, with respect to any property or asset, any mortgage, pledge, security interest, right of first refusal, option, encumbrance, lien or charge, any subordination arrangement in favor of another Person, or restrictions (other than restrictions imposed by federal or state securities Laws).

“Merger” has the meaning set forth in the recitals hereto.

“Material Contracts” has the meaning set forth in Section 4.12.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Authority.

“Organizational Documents” means, with respect to any Person who is not a natural Person, the certificate of incorporation, by-laws, and all other organizational documents of such Person, each as amended and in full force and effect as of the Effective Date.

“Parent” has the meaning set forth in the preamble hereto.

“Parent Common Stock” means shares of common stock, par value CHF 0.01 per share, of the Parent.

“Parent Indemnitees” has the meaning set forth in Section 7.1.

“Parent Loss” has the meaning set forth in Section 7.4.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust or joint venture, or a governmental agency or political subdivision thereof.

“Positive Results” means the finalization of positive results from [***] sponsored or conducted by the Surviving Corporation.

“Purchase Price” has the meaning set forth in Section 3.2.

“SOL Representations” has the meaning set forth in Section 7.3.

“Straddle Tax Period” has the meaning set forth in Section 8.1(c).

“Subco” has the meaning set forth in the preamble hereto.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Tax,” “tax,” “Taxes” or “taxes” means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, alternative minimum or add-on minimum tax, gross income, gross receipts, capital, paid-up capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property (real or personal), real property gains, escheat, unclaimed property, production, registration, lease, service, service use, disability, premium, and estimated taxes, environmental, windfall profits, customs duties, fees, or other like assessments and charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i) and any interest in respect of such penalties, fines and additions to tax.

“Taxing Authority” means the Internal Revenue Service and any other Governmental Authority responsible for the administration of any Tax.

“Tax Return” or “tax return” means any return, report or statement filed or required to be filed with respect to any Tax (including any attachments thereto, and any amendment thereof) including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities.

“Transaction” means the transaction contemplated by this Agreement and the Transaction Documents.

“Transaction Documents” means the Agreement and each other agreement, document, instrument or certificate to be executed in connection with the Transaction.

“Wickline Employment Agreement” has the meaning set forth in the recitals hereto.

Section 1.2 Interpretation. Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof; (ii) words importing the masculine gender shall also include the feminine and neutral genders, and vice versa; (iii) words importing the singular shall also include the plural, and vice versa; and (iv) the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”

Article II

THE MERGER

Section 2.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the provisions of the DGCL, at the Effective Time, the Merger shall be effected by Subco merging with and into the Company. From and after the Effective Time, the separate corporate existence of Subco shall cease and the Company shall continue its existence under the laws of the State of Delaware as a wholly owned subsidiary of Parent. The Company, in its capacity as the entity surviving the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.” The Surviving Corporation shall be re-named Altamira Therapeutics, Inc.

Section 2.2 Closing; Certificate of Merger; Effective Time. The closing of the Transaction in connection with the Merger (the “Closing”) shall take place on the date hereof (the “Closing Date”) by remote exchange of signatures, documents and other deliveries contemplated by this Agreement. At the Closing, the Company and Subco shall cause the Merger to be consummated by executing and filing (i) a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in the form of Exhibit A and as is required by the relevant provisions of the DGCL and (ii) Articles of Merger with the Illinois Secretary of State in the form attached hereto as Exhibit B. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or upon the effective date specified in the Certificate of Merger so filed, whichever is later (the “Effective Time”).

Section 2.3 Certificate of Incorporation and Bylaws. At the Effective Time, the certificate of incorporation of the Company in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation as of the Effective Time until thereafter amended in accordance with the DGCL. At the Effective Time, the bylaws of the Company as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation as of the Effective Time until thereafter amended in accordance with the DGCL and as provided in the certificate of incorporation of the Surviving Corporation and such bylaws.

Section 2.4 Directors and Officers. The directors of Subco immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, each to serve as a director of the Surviving Corporation in accordance with the provisions of the DGCL and the certificate of incorporation and bylaws of the Surviving Corporation until his or her successors is duly elected and qualified. Unless otherwise determined by the directors of the Surviving Corporation prior to the Effective Time, the officers of Subco immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the provisions of the bylaws of the Surviving Corporation.

Section 2.5 Lockup. The Company Stockholders acknowledge and agree for all purposes that any Parent Common Stock issued to the Company Stockholders shall not be transferable, saleable or assignable until the six- (6) month anniversary of the Closing (the “Holdback Release Date”). The Company Stockholders acknowledge and agree that the Parent Common Stock issued to the Company Stockholders shall bear legends to the effect that the Parent Common Stock has not been registered under the Securities Act; provided, however, that such legends shall be removed by or on behalf of the Parent from any certificate or book-entry security entitlement evidencing such Parent Common Stock and shall be registered under the Securities Act upon the Holdback Release Date. The Parent and the Company Stockholders agree that American Stock Transfer & Trust Company, LLC shall be the transfer agent (the “Transfer Agent”) of the Parent in respect of the Parent Common Stock for the purpose of holding, storing, registering, and facilitating the transfer of the Parent Common Stock on behalf of the Company Stockholders.

Article III

CONVERSION AND DISTRIBUTION OF SECURITIES

Section 3.1 Conversion of Subco Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of any Person, each share of common stock of Subco issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, $0.001 par value per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 3.2 Conversion of Company Stock; Distribution. Accordingly, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Subco, the Company or any stockholder Parent, Subco, or the Company, each share of Company Stock outstanding immediately prior to the Effective Time, shall be converted solely into the right to receive the following (collectively, the “Purchase Price”):

(a) the Common Stock Consideration, which is to be distributed to the Company Stockholders on a pro rata basis in accordance with their shares of capital stock of the Company as set forth on Schedule 4.5(b); and

(b) in the event of Positive Results, the Contingent Common Stock Consideration, which is to be distributed to the Company Stockholders on a pro rata basis in accordance with their shares of capital stock of the Company as set forth on Schedule 4.5(b).

(c) In addition, at the Closing, the Company Stockholders shall be entitled to receive, in respect of certain Company Stockholder expenses incurred in connection with the execution, delivery and performance by it of this Agreement identified on Schedule 3.2(c) of an amount up to Two Hundred and Ten Thousand Dollars ($210,000) (the “Company Stockholder Expenses”), at the discretion of the Company Stockholders, either:

(i) a cash payment equal to the value of the Company Stockholder Expenses distributed to such Company Stockholder on a pro rata basis in accordance with their shares of capital stock of the Company as set forth on Schedule 4.5(b); or

(ii) the issuance of additional Parent Common Stock having an aggregate value of the Company Stockholder Expenses, calculated based on the average closing price of the common stock shares of the Parent on the previous fifteen (15) trading days prior to the Closing Date, distributed to such Company Stockholder on a pro rata basis in accordance with their shares of capital stock of the Company as set forth on Schedule 4.5(b).

Section 3.3 No Fractional Shares. No certificates for fractional shares of Parent Common Stock shall be issued. In lieu of any fractional shares to which Company Stockholders would otherwise be entitled as a result of the distributions provided for in Section 3.2, all stock issuances of Parent Common Stock amounts shall be rounded to the nearest whole share (with 0.5 rounded up).

Section 3.4 Surrender of Certificates. In no event later than five (5) Business Days after the Effective Time, Parent shall mail to the holders of record of Company Stock, in each case as of immediately prior to the Effective Time: (i) a letter of transmittal; (ii) instructions for use in effecting the surrender of Certificates in exchange for the consideration set forth on Section 3.2. Prior to any such disbursement and/or issuance to any Company Stockholder, such Company Stockholder shall have delivered to Parent, as specified in the letter of transmittal, a duly executed a letter of transmittal and such Company Stockholder’s Certificates, and such Certificate and securities shall forthwith be cancelled. All Merger consideration issued upon the surrender for exchange of Company Stockholder’s Certificates shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Company Stock previously represented by such Certificates, and at the Effective Time the stock transfer books of the Company shall be closed and there shall be no further registration or transfers on the stock transfer books of the Surviving Corporation of the shares of Common Stock that were outstanding immediately prior to the Effective Time. In the event that any Certificate shall have been lost, stolen or destroyed, Parent shall issue the Merger consideration upon the making of an affidavit of the fact of loss, theft or destruction by the holder thereof, which contains an indemnification agreement in a form and substance acceptable to Parent, against any claim that may be made against Parent with respect to the Certificates alleged to have been lost, stolen or destroyed.

Section 3.5 Cancelled Shares. Each share of Company Stock held in treasury by the Company immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the Company, be cancelled and shall cease to exist, and no consideration shall be delivered in exchange for such cancellation.

Section 3.6 Further Action. If, at any time after the Effective Time, any further action is determined by the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of the Company and Subco, then the officers and directors of each of the Surviving Corporation and Parent shall be fully authorized, and shall use their commercially reasonable efforts (in the name of the Company, in the name of Subco and otherwise) to take any and all such action.

Section 3.7 Withholding. Each of Parent, Subco, and the Company shall be entitled to deduct and withhold from any consideration payable pursuant to the Transaction Documents such amounts as Parent, Subco, or the Company are required to withhold from such consideration under the Code or any other applicable Law. To the extent such amounts are so deducted or withheld and paid to the appropriate Taxing Authority or other appropriate Person, such amounts shall be treated for all purposes under the Transaction Documents as having been paid to the Person to whom such amounts would otherwise have been paid.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent, as of the date hereof, as follows:

Section 4.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the Laws of Delaware, and has all the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. The Company is duly qualified to do business and is in good standing in each of the jurisdictions in which the Laws of such jurisdiction, the ownership, operation or leasing of its properties or assets, or the conduct of its business require it to be so qualified, except where the failure to be so qualified would not materially and adversely affect its ability to consummate the transactions contemplated hereby.

Section 4.2 Authority; Enforceability. The Company has all requisite corporate power and authority to execute and deliver this Agreement, each other Transaction Document to which it is a party and each instrument required to be executed and delivered by it at the Closing hereunder or thereunder and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement and each other Transaction Document to which it is a party has been duly and validly executed and delivered by it and, assuming the due authorization, execution and delivery thereof by the other parties thereto, constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in equity or at law).

Section 4.3 No Conflict; Required Filings and Consents. Except as set forth on Schedule 4.3, the execution and delivery by it of this Agreement, the other Transaction Documents to which it is a party or any instrument required by this Agreement to be executed and delivered by it at the Closing hereunder or thereunder do not, and the performance of this Agreement, the other Transaction Documents to which it is a party and any instrument required by this Agreement to be executed and delivered by it at the Closing hereunder or thereunder shall not, with or without the passage of time, the giving of notice or both, (a) conflict with, require a consent or notice under or violate its Organizational Documents, (b) conflict with, require a consent or notice under or violate any Law or Order applicable to it or by which any of its properties, rights or assets is bound or affected, except any such conflict or violation that would not materially and adversely affect its ability to consummate the transactions contemplated hereby, or (c) result in any breach or violation of, require a consent or notice under, or constitute a default under, or impair its rights or alter the rights or obligations of any party under, or give to others any rights of termination, amendment, acceleration or cancelation of, or result in the creation of a Lien on any of its properties, rights or assets pursuant to, any Material Contract to which it is a party or by which it or its properties, rights or assets is bound, except any such breach, violation, default or other event that would not materially and adversely affect its ability to consummate the transactions contemplated hereby. No governmental approval of, or filing to, any Governmental Authority or other Person is required to be obtained or made by it in connection with the execution, delivery and performance by it of this Agreement or the Transaction Documents to which it is a party or the consummation of the transactions contemplated hereby or thereby.

Section 4.4 Absence of Litigation. Except as set forth on Schedule 4.4, there are no Claims pending or, to the knowledge of the Company, threatened on behalf of or against it that (i) has been commenced by or against the Company, (ii) challenge the validity of this Agreement or any other Transaction Document to which it is a party or (ii) challenge any action taken or to be taken by it pursuant to this Agreement or any other Transaction Documents to which it is a party or in connection with the transactions contemplated hereby and thereby. Except as set forth on Schedule 4.4, there is no Order of any Governmental Authority or arbitrator outstanding against the Company.

Section 4.5 Capitalization.1

(a) As of the Effective Date, the authorized capital stock of the Company consists of 10,000,000 shares of Company Common Stock, of which 1,000,000 shares are issued and outstanding and 1,000,000 authorized shares of Company Preferred Stock, of which zero shares are issued and outstanding.

(b) Except as set forth on Schedule 4.5(b), all the outstanding shares of Company Stock have been duly and validly issued and are fully paid and non-assessable, and were issued in accordance with the registration or qualification requirements of the Securities Act and any relevant state securities Laws or pursuant to valid exemptions therefrom and were not issued in violation of the pre-emptive rights of any Person or any Contract that was not duly waived or applicable Law by which the Company was bound as the time of the issuance. There are no shares of Company Stock or any other equity security of the Company issuable upon conversion or exchange of any issued and outstanding security of the Company nor are there any rights, options outstanding or other agreements to acquire shares of Company Stock or any other equity security of the Company nor is the Company contractually obligated to purchase, redeem or otherwise acquire any of its outstanding shares that would survive the Closing. No Company Stockholder is entitled to any preemptive or similar rights to subscribe for shares of capital stock of the Company that would survive the Closing. There are no declared or accrued but unpaid dividends with respect to any shares of capital stock of the Company.

(c) Schedule 4.5(c) sets forth a complete and accurate list of (i) all issued and outstanding shares of capital stock of the Company, identifying the name of the registered holder thereof, the class and/or series of shares held, and the number of shares of each such class or series held. No other capital stock or other equity interests of the Company is authorized, issued or outstanding. There are no options, warrants, or other rights, agreements, arrangements, or commitments to which the Company or any member or other equity holder of the Company is a party or by which any such party is bound obligating the Company or the member or equity holder of the Company to grant, issue, or sell any capital stock or any other equity interest in the Company.

(d) The Company has no commitment or obligation of any character, either firm or conditional, written or oral, to issue, deliver or sell, or repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, under offers, stock option agreements, stock bonus agreements, stock purchase plans, incentive compensation plans, warrants, calls, conversion rights, or otherwise, any shares of the capital stock or other securities of the Company. There are no securities of the Company (including any options or warrants) issued, reserved for issuance, or outstanding.

(e) There is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other securities of the Company; (iii) Contract under which the Company is or may become obligated to sell or otherwise issue any of the capital stock or any other securities of the Company; or (iv) other right held by any Person to acquire or receive any capital stock or other securities of the Company. The Company does not have any other outstanding stock appreciation rights, phantom stock, performance based stock or equity rights or similar stock or equity rights or obligations. The Company does not have any outstanding debt securities which grant the holder thereof any right to vote on, or veto, any actions by the Company.

(f) There are no stockholders’ agreements, voting trusts, pooling agreements or other Contracts, arrangements or understandings in respect of the voting of any of the shares of capital stock of the Company. At or before the Effective Time, any rights of any holder or prospective holder of the Company’s securities to cause such securities to be registered under the Securities Act, and any information rights, voting rights, rights of co sale, rights to maintain equity percentage, rights of first refusal and the like that may exist for the benefit of any such holder or prospective holder shall have been terminated.

(g) As a result of the Merger, Parent will be the sole record and beneficial holder of all issued and outstanding capital stock of the Company and all rights to acquire or receive any shares of capital stock of the Company, whether or not such shares of capital stock of the Company are outstanding.

Section 4.6 Title to Assets. The Company has good, valid, and marketable title to, or a valid leasehold interest in, all of their respective personal property and other assets, free and clear of Liens.

Section 4.7 Compliance with Laws; Orders; Permits. The Company is in compliance in all material respects with all Laws of each Governmental Authority applicable to its business, operations or assets. The Company has not received any notice of or been charged with the violation of any material Law by any Governmental Authority. None of the Persons in the Company is or has been, under investigation with respect to the violation of any Law and to the knowledge of the Company, there are no facts or circumstances which could reasonably form the basis for any such violation other than violations which would have an immaterial effect upon the Company.

Section 4.8 Financial Statements; Undisclosed Liabilities; Books and Records.

(a) The Company has provided to Parent the following financial statements of the Company (the “Financial Statements”): (i) unaudited financial statements as of December 31, 2018, December 31, 2019, and December 31, 2020 and for the years then ended, and (ii) unaudited interim financial statements as of March 31, 2021. All of the Financial Statements have been prepared from the books and records of the Company, fairly present in all material respects the financial condition of the Company as of their respective dates and the results of its operations for the periods covered thereby and have been prepared in a manner consistent with prior preparation methodologies, provided, however, such interim Financial Statements do not include footnotes and are subject to year-end adjustments. The income statements and production reports included in the Financial Statements do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein, and the Financial Statements include all adjustments, which consist only of normal recurring accruals, necessary for such fair presentation, subject, in the case of the interim period financial statements, to normal year-end adjustments (the effect of which will not, individually or in the aggregate, have a material adverse effect on the Company). Except as set forth on the Financial Statements, there are no Liabilities of the Company, whether matured or unmatured, contingent or otherwise, and there has been no material adverse change to the Company (financial results or prospects) since December 31, 2020.

(b) Correct and complete copies of any certificated equity interests, transfer books and the minute books of the Company have been provided to Parent. The books and records of the Company (i) accurately and fairly reflect, in all material respects, the business, condition, transactions, assets, and liabilities of the Company, and (ii) have been maintained, in all material respects, in accordance with sound business and bookkeeping practices.

Section 4.9 Absence of Certain Developments. Except as set forth on Schedule 4.9, the Company has conducted its business only in the ordinary course of business; (b) there has not been any event, change, occurrence, development, circumstance or state of facts that has had or could reasonably be expected to have a material adverse effect on the business, results of operations, assets, liabilities, operations, or financial condition of the Company; (c) the Company has not suffered any damage, destruction or casualty loss which individually or in the aggregate materially and adversely affects the business, financial condition or results of operations of the Company; (d) the Company has not incurred or discharged any material obligation or liability except in the ordinary course of business; and (e) the Company has not entered into any material transaction or made any material expenditures or commitments other than in the ordinary course of business.

Section 4.10 Taxes.

(a) All Tax Returns required to be filed by, with respect to, or on behalf of the Company have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct in all material respects. All Taxes payable by, with respect to, or on behalf of the Company (whether or not shown on any Tax Return) have been fully and timely paid. With respect to any taxable period or portion thereof for which Tax Returns have not yet been filed or for which Taxes are not yet due or owing, the Company has made due and sufficient accruals for such Taxes in the Financial Statements and in its books and records. All required estimated Tax payments sufficient to avoid any underpayment penalties or interest have been made by, with respect to, or on behalf of the Company. The Company has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes in connection with amounts paid or owing to any employee, independent contractor, creditor, equity owner or other third party and has duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid under all applicable Laws.

(b) The Company has delivered to the Parent complete copies of all federal, state, local and foreign income or franchise Tax Returns of the Company relating to the taxable periods since its inception. There have never been audits or investigations of the Company by any Taxing Authority, nor has the Company received any notice from any Taxing Authority that it intends to conduct such an audit or investigation. To the Knowledge of the Company, no claim has been made by a Taxing Authority in a jurisdiction where the Company does not file Tax Returns to the effect that the Company is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of the Company arising as a result of any failure (or alleged failure) to pay any Tax other than liens for Taxes which are not yet due and payable.

(c) The Company has not (i) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed, (ii) agreed to any extension for the assessment or collection of Taxes, which Taxes have not since been paid, or (iii) granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

(d) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for a taxable period ending after the Closing Date of as a result of any (i) adjustment pursuant to Section 481 of the Code (or any analogous provision of state, local or foreign law), change in method of accounting or use of an improper method of accounting for a taxable period ending on or before the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any analogous provision of state, local or foreign law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing Date or (v) election by the Company under Section 108(i) of the Code.

(e) The Company is not a party to or bound by any written Tax allocation, indemnification (including indemnification of Taxes with respect to service providers) or sharing agreement (other than customary indemnifications for Taxes contained in credit or other commercial agreements the primary purposes of which do not relate to Taxes). The Company is not, and has never been, a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than an affiliated or consolidated group of which the Company was the common parent). The Company is not liable under Treasury Regulations Section 1.1502-6 (or any similar provision of the Tax laws of any state, local or foreign jurisdiction), or as a transferee or successor, by contract (other than credit or other commercial agreements the primary purposes of which do not relate to Taxes) or under applicable law, for any Tax of any Person other than the Company.

(f) The Company has not distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code within two years of the date hereof.

(g) The Company has not claimed any Tax benefits under the CARES Act (or any corresponding or similar provision of state, local, or non-U.S. Tax Law), including (i) deferral of any portion of any payroll, social security, unemployment, withholding, or other Taxes, or (ii) any Tax benefits (other than a delay in filing Tax Returns) or employee retention credits.

Section 4.11 Intellectual Property.

(a) All of the Intellectual Property used in the business of the Company (“Company Intellectual Property”) is either solely owned by the Company, free and clear of any and all Liens, or licensed to the Company pursuant to written agreements. Schedule 4.11 sets forth a true and complete list of all issuances, registrations and applications for issuance or registration of Intellectual Property owned by the Company. All of the material Intellectual Property Licenses are in full force and effect and are valid and enforceable in accordance with their terms. The Company and, to the Company’s knowledge, each other Person that is party to an Intellectual Property License, is in compliance with all terms and requirements of such Intellectual Property License.

(b) The conduct of the business of the Company, as currently conducted, and the exercise of the rights of the Company relating to the Company Intellectual Property, does not infringe upon, misappropriate, dilute or otherwise violate the Intellectual Property rights or other proprietary rights of any Person. The Company has not received any written notice of any claims, and, to the Company’s knowledge, there are no pending or threatened claims, of any Persons alleging that that the conduct of the Company’s business is or may be infringing, misappropriating, diluting or otherwise violating, or has or may have infringed, misappropriated, diluted or otherwise violated, the Intellectual Property rights of any Person.

(c) To the Company’s knowledge, no Person is misappropriating, infringing, diluting or otherwise violating any of the material Intellectual Property owned by the Company. Within the past three years, no Intellectual Property or other proprietary right misappropriation, infringement, dilution or violation actions or Claims have been brought against any Person by the Company.

(d) The Company has taken commercially reasonable steps to protect, preserve and maintain the secrecy and confidentiality of all trade secrets, know-how and other proprietary or Confidential Information included in the Company Intellectual Property (“Confidential Company Information”). To the knowledge of the Company, there have been no breaches of security resulting in the disclosure of any material Confidential Company Information. Except as set forth on Schedule 4.11(d), all current and former employees and contractors of the Company who have had access to Confidential Company Information or the trade secrets or other Confidential Information of any other Person have entered into non-disclosure agreements with respect to such information. Schedule 4.11(d) sets forth a list of all non-disclosure agreements with respect to Confidential Company Information. To the knowledge of the Company, all use, disclosure or appropriation of Confidential Information of a third party by the Company has been in compliance in all material respects with the applicable confidentiality obligations or is otherwise lawful.

Section 4.12 Material Contracts. The Company has made available to the Parent and Schedule 4.12 sets forth, a true, correct and complete list of each Contract that is material to the Company (the “Material Contracts”). Each Material Contract is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of each party thereto, in each case, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to the enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Company has performed in all material respects all of its required obligations under each Material Contract, and is not in material violation or breach of or default under any Material Contract. The other parties to each Material Contract are not in material violation or breach of or default under such Material Contract. There exists no event, occurrence, condition or act which constitutes, or with the giving of notice or the lapse of time or both would become, a material default by the Company of any Material Contract. No event, occurrence, condition or act exists or has taken place which constitutes, or with the giving of notice or the lapse of time or both would constitute, a material default of any Material Contract by any party to a Material Contract other than the Company.

Section 4.13 Brokers. No broker, financial advisor, finder or investment banker or other Person is entitled to any broker’s, financial advisor’s, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the other Transaction Documents.

Article V

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUBCO

Parent and Subco each hereby jointly and severally represent and warrant to the Company, as of the date hereof, as follows:

Section 5.1 Organization and Qualification. Parent is an exempted company incorporated under the laws of Bermuda, and Subco is a corporation duly organized, validly existing and in good standing under the Laws of Illinois, and each has all the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Each of Parent and Subco is duly qualified to do business and is in good standing in each of the jurisdictions in which the Laws of such jurisdiction, the ownership, operation or leasing of its properties or assets, or the conduct of its business require it to be so qualified, except where the failure to be so qualified would not materially and adversely affect its ability to consummate the transactions contemplated hereby.

Section 5.2 Authority; Enforceability. Each of Parent and Subco has all requisite corporate power and authority to execute and deliver this Agreement, each other Transaction Document to which it is a party and each instrument required to be executed and delivered by it at the Closing hereunder or thereunder and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Parent and Subco of this Agreement and each other Transaction Document to which it is a party has been duly and validly executed and delivered by it and, assuming the due authorization, execution and delivery thereof by the other parties thereto, constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in equity or at law).

Section 5.3 No Conflict; Required Filings and Consents. The execution and delivery by it of this Agreement, the other Transaction Documents to which it is a party or any instrument required by this Agreement to be executed and delivered by it at the Closing hereunder or thereunder do not, and the performance of this Agreement, the other Transaction Documents to which it is a party and any instrument required by this Agreement to be executed and delivered by it at the Closing hereunder or thereunder shall not, with or without the passage of time, the giving of notice or both, (a) conflict with, require a consent or notice under or violate its Organizational Documents, (b) conflict with, require a consent or notice under or violate any Law or Order applicable to it or by which any of its properties, rights or assets is bound or affected, except any such conflict or violation that would not materially and adversely affect its ability to consummate the transactions contemplated hereby, or (c) result in any breach or violation of, require a consent or notice under, or constitute a default under, or impair its rights or alter the rights or obligations of any party under, or give to others any rights of termination, amendment, acceleration or cancelation of, or result in the creation of a Lien on any of its properties, rights or assets pursuant to, any material Contract to which it is a party or by which it or its properties, rights or assets is bound, except any such breach, violation, default or other event that would not materially and adversely affect its ability to consummate the transactions contemplated hereby. No governmental approval of, or filing to, any Governmental Authority or other Person is required to be obtained or made by it in connection with the execution, delivery and performance by it of this Agreement or the Transaction Documents to which it is a party or the consummation of the transactions contemplated hereby or thereby.

Section 5.4 Absence of Litigation. There are no Claims pending or, to the knowledge of Parent or Subco, threatened on behalf of or against it that challenge (i) the validity of this Agreement or any other Transaction Document to which it is a party or (ii) any action taken or to be taken by it pursuant to this Agreement or any other Transaction Documents to which it is a party or in connection with the transactions contemplated hereby and thereby.

Section 5.5 Brokers. No broker, financial advisor, finder or investment banker or other Person is entitled to any broker’s, financial advisor’s, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the other Transaction Documents.

Article VI

CLOSING DELIVERABLES

Section 6.1 Company Deliverables. At or prior to the Closing, the Company shall deliver (or cause to be delivered) to Parent the following items, each in form and substance reasonably satisfactory to Parent:

(a) the Certificate of Merger, duly executed by the Company;

(b) a certificate duly executed by the secretary (or equivalent authorized officer) of the Company certifying as to (A) resolutions or written consents unanimously adopted by the board of directors and the stockholders of Company and certified by an authorized officer of Company, authorizing the transactions contemplated by this Agreement and the other Transaction Documents; (B) the names and the signatures of Company’s officers authorized to sign this Agreement and each of the Transaction Documents; (C) the Organizational Documents of Company as in effect immediately prior to the Closing and (D) good standing certificates from the Secretary of State of the State of the Company’s jurisdiction of organization;

(c) a certificate dated as of the Closing Date sworn under penalty of perjury, in form and substance reasonably acceptable to Parent, and in form and substance required under the Treasury Regulations issued pursuant to Section 1445(c)(3) of the Code, stating that the Company is not and has not been a “United States real property holding corporation” (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code and a notice to the Internal Revenue Service, in accordance with the provisions of Treasury Regulations Section 1.897-2(h), for Parent to deliver to the Internal Revenue Service on behalf of the Company after Closing (a “FIRPTA Certificate”);

(d) an IRS Form W-9 from each Company Stockholder, properly completed and executed to certify as to such Company Stockholder’s status as a “United States person” within the meaning of section 7701(a)(30) of the Code;

(e) the Wickline Employment Agreement, duly executed by Dr. Samuel Wickline;

(f) an amendment to the License Agreement, dated as of December 11, 2020, by and between Washington University and the Company;

(g) the development plan of the Company’s assets, as set forth on Exhibit C, duly executed by the Company;

(h) written resignations and releases, effective as of the Closing Date, of the directors, managers, and officers of the Company as requested by Parent at least three (3) days prior to the Closing; and

(i) such other documents or instruments as the Parent reasonably requests and are reasonably necessary to consummate the Transaction.

Section 6.2 Parent Deliverables. At or prior to the Closing, Parent shall deliver (or cause to be delivered) to the Company the following items, each in form and substance reasonably satisfactory to the Company:

(a) the Certificate of Merger, duly executed by the Subco;

(b) the Wickline Employment Agreement, duly executed by Parent or a subsidiary of Parent;

(c) the development plan of the Company’s assets, as set forth on Exhibit C, duly executed by the Parent; and

(d) such other documents or instruments as the Company reasonably requests and are reasonably necessary to consummate the Transaction.

Article VII

indemnification

Section 7.1 Company Stockholders’ Indemnification. The Company Stockholders, on a several and not joint basis, in accordance with their respective equity interests in the Company set forth on Schedule 4.5(b), will indemnify, defend and hold harmless the Parent and its directors, managers, officers, shareholders, members, employees, agents, representatives, affiliates, successors and assigns (the “Parent Indemnitees”) from and against all liability, loss, cost or expense (collectively, “Losses”) which they may suffer and become liable for as a result of or in connection with:

(a) any inaccuracy in or breach of any representation or warranty of the Company contained in or made pursuant to this Agreement or any of the other Transaction Documents;

(b) any breach of any covenant or other agreement to be performed by the Company pursuant to this Agreement or any of the other Transaction Documents; and

(c) (i) any Taxes of the Company for all taxable periods ending on or before the Closing Date (including any portion of any Straddle Tax Period ending on and including the Closing Date), (ii) any Taxes of any Person (other than the Company) under Treasury Regulations section 1.1502-6 (or any similar provision of any applicable Law) by reason of the membership of the Company in an affiliated, consolidated, combined, unitary or similar group prior to the Closing, (iii) any “applicable employment taxes” deferred by the Company under Section 2302 of the CARES Act with respect to any taxable period ending on or before the Closing Date (including any portion of any Straddle Tax Period ending on and including the Closing Date), and (iv) any Liability for any of the foregoing clauses (i)-(iii) as transferee, successor or by Contract (other than customary Tax provisions in any commercial Contract the primary purpose of which is not related to Taxes).

Section 7.2 Parent’s Indemnification. The Parent will indemnify, defend and hold harmless the Company Stockholders, and their respective successors and assigns from and against any Losses which they may suffer and become liable for as a result of or in connection with:

(a) any inaccuracy in or breach of any representation or warranty of the Parent or SubCo contained in or made pursuant to this Agreement or any of the other Transaction Documents; and

(b) any breach of any covenant or other agreement to be performed by the Parent or SubCo pursuant to this Agreement or any of the other Transaction Documents.

Section 7.3 Survival. All representations and warranties of the parties set forth herein shall survive the Transaction and shall remain operative in full force and effect for a period of 18 months following the Closing, after which they will terminate unless a claim for a breach thereof has been made on or prior to the 18 month anniversary of the Closing Date; provided, however, the following representations and warranties shall survive indefinitely: Sections 4.1, 4.2, 4.5, 4.6, 4.13, 5.1, and 5.2 (the “Indefinite Representations”), and the following representations and warranties shall survive for their applicable statutes of limitation: 4.10 and 4.11 (the “SOL Representations” and together with the Indefinite Representations, the “Fundamental Representations”).

Section 7.4 Limitation on Indemnification Obligations. Notwithstanding anything contained herein to the contrary, except for breaches of Fundamental Representations, the aggregate amount of any payments made by the Company Stockholders as a result of any claim for indemnification based on a breach of a representation or warranty brought by a Parent Indemnitee under Section 7.1(a) (each such claim, a “Parent Loss”), on the one hand, and the aggregate amount of any payment made by the Parent as a result of any claim for indemnification based on a breach of a representation or warranty brought by the Company Stockholders under Section 7.2(a) (each such claim, a “Company Stockholder Loss”), on the other hand, shall not exceed an amount equal to the value of fifteen percent (15%) of the Purchase Price. The Company Stockholder’s and the Parent’s aggregate liability with respect to breaches of Fundamental Representations for a Parent Loss or Company Stockholder Loss, respectively, shall not exceed an amount equal to the total Purchase Price. In addition, provided that no party against whom a claim for a Parent Loss or Company Stockholder Loss, as applicable, is made (an “Indemnifying Party”) shall have any obligation to pay the party making such claim (an “Indemnified Party”) any amount with respect to such Parent Loss or a Company Stockholder Loss, as applicable, until the aggregate amount of all Parent Losses or Company Stockholder Losses, as applicable, shall exceed an amount equal to the value of one percent (1%) of the Purchase Price, at which point Indemnifying Party will be obligated to compensate the Indemnified Party for the full amount of such Parent Losses or Company Stockholder Losses, as applicable, from “dollar one.”

Article VIII

MISCELLANEOUS PROVISIONS

Section 8.1 Tax Matters.

(a) Tax Adjustments. The parties agree to treat any amount of Contingent Common Stock Consideration distributed to the Company Stockholders pursuant to Section 3.2(b), and any amount paid pursuant to Article VII, as an adjustment to the consideration payable to the Company Stockholders for federal Tax purposes, unless otherwise required by Law.

(b) Transfer Taxes. Notwithstanding any other provision in the Transaction Documents, all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred by Parent, the Company Stockholders or the Company in connection with the Transaction Documents (including any transfer or similar tax imposed by states or subdivisions) shall be borne equally by the Company Stockholders and Parent. The party responsible by applicable Law for filing any necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other taxes and fees shall be responsible for filing such Tax Returns, and, if required by Law, the other parties will join in the execution of any such Tax Returns and other documentation.

(c) Straddle Periods. In the case of any taxable period beginning on or prior to the Closing Date and ending after the Closing Date (a “Straddle Tax Period”), the amount of any Taxes of the Company based on or measured by income, sales, use, receipts or other similar items of the Company for the portion of the Straddle Tax Period ending on the Closing Date shall be determined based on an interim closing of the books as of the close of business on the Closing Date, and the amount of any other Taxes of the Company for a Straddle Tax Period which relate to the portion of the Straddle Tax Period ending on the Closing Date shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date, and the denominator of which is the number of days in the Straddle Tax Period.

(d) Survival. This Section 8.1 shall survive the Closing.

Section 8.2 Notices. All notices and other communications hereunder will be in writing and will be deemed received (a) on the date of delivery if delivered personally or by telecopy or facsimile, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder must be delivered as set forth below or pursuant to instructions as may be designated in writing by the party to receive such notice:

if to Parent or Surviving Corporation:

Auris Medical Holding Ltd.

Clarendon House, 2 Church Street

Hamilton HM 11, Bermuda

Attn: Thomas Meyer

Email: tm@aurismedical.com

with a copy to:

Lowenstein Sandler LLP

One Lowenstein Dr.

Roseland, NJ 07068

Attn: Michael J. Lerner and Sam E. Khan

Email: MLerner@lowenstein.com and skhan@lowenstein.com

if to the Company or Company Stockholders:

[***]

with a copy to:

Nelson Mullins Riley & Scarborough, LLP

4140 Parklake Ave., Suite 200

Raleigh, NC 27612

Attn: David Mannheim

Email: david.mannheim@nelsomullins.com

Section 8.3 Expenses. Except as otherwise provided in this Agreement, each party hereto shall be responsible for all fees and expenses incurred by such party in connection with this Agreement and the Merger.

Section 8.4 Remedies. The rights, remedies, powers and privileges provided in this Agreement are cumulative and not exclusive and are in addition to any and all rights, remedies, powers and privileges granted by Law. Upon notice to the Company Stockholders specifying in reasonable detail the basis for such set-off, the Parent may set-off any amount owed to it by the Company or Company Stockholders under this Agreement, against any amount payable by the Parent to a Company Stockholder, including the Contingent Common Stock Consideration payable as set forth in Section 3.2(b) hereof. The exercise of the right of set-off under this Section 8.4 by the Parent, whether or not ultimately determined to be justified, will not constitute a default under this Agreement or such other agreement. Additionally, until the Holdback Release Date, the Parent shall be entitled, in its sole discretion, by direction to the Transfer Agent, to satisfy any amount owed to it by the Company or the Company Stockholders pursuant to the terms of this Agreement by transfer or cancellation of the applicable portion of the Parent Common Stock issued to the Company Stockholders and held by the Transfer Agent equal in value to such amount owed to Parent.

Section 8.5 Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b) Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in connection with any matter based upon or arising out of this Agreement, the Merger and the Transaction or any other matters contemplated herein (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware). Each party agrees not to commence any Claims related hereto except in such Court of Chancery (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, in any federal court within the State of Delaware). By execution and delivery of this Agreement, each party hereto irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and to the appellate courts therefrom solely for the purposes of disputes arising under the this Agreement and not as a general submission to such jurisdiction or with respect to any other dispute, matter or claim whatsoever. The parties hereto irrevocably consent to the service of process out of any of the aforementioned courts in any such action or proceeding by the delivery of copies thereof by overnight courier to the address for such party to which notices are deliverable hereunder. Any such service of process shall be effective upon delivery. Nothing herein shall affect the right to serve process in any other manner permitted by applicable Law. The parties hereto hereby waive any right to stay or dismiss any action or proceeding under or in connection with this Agreement brought before the foregoing courts on the basis of (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, or that it or any of its property is immune from the above-described legal process, (ii) that such action or proceeding is brought in an inconvenient forum, that venue for the action or proceeding is improper or that this Agreement may not be enforced in or by such courts, or (iii) any other defense that would hinder or delay the levy, execution or collection of any amount to which any party hereto is entitled pursuant to any final judgment of any court having jurisdiction.

(c) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

Section 8.6 Assignment; Successors and Assigns; No Third Party Rights. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto (and any purported assignment without such prior written consent shall be void and without effect). No provision of this Agreement is intended to or shall confer upon any Person other than the parties hereto any rights or remedies hereunder or with respect hereto.

Section 8.7 Counterparts; Facsimile. This Agreement may be executed in one or more counterparts, by facsimile or otherwise. Each such counterpart shall be deemed an original agreement, but all of which together shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all parties by electronic transmission in PDF format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

Section 8.8 Headings. The headings in this Agreement are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

Section 8.9 Entire Agreement. This Agreement, including the Company Disclosure Schedules, Parent Disclosure Schedules and Exhibits attached hereto, constitutes the entire agreement among the parties with respect to the matters covered hereby and supersedes all previous written, oral or implied understandings among them with respect to such matters.

Section 8.10 Amendment and Modification. This Agreement may only be amended or modified in a writing signed by the party against whom enforcement of such amendment or modification is sought.

Section 8.11 Waiver. Any agreement on the part of a party to any extension or waiver of any provision hereof shall be valid only if set forth in an instrument in writing signed on behalf of such party. A waiver by a party of the performance of any covenant, agreement, obligation, condition, representation, or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation, or warranty. No failure or delay by any party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.

Section 8.12 Severability. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by Law.

Section 8.13 Specific Performance and Other Remedies.

(a) The parties to this Agreement agree that, in the event of any breach or threatened breach by the other party or parties hereto of any covenant, obligation or other agreement set forth in this Agreement, (i) each party shall be entitled, without any proof of actual damages (and in addition to any other remedy that may be available to it), to seek a decree or Order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other agreement and an injunction preventing or restraining such breach or threatened breach, and (ii) no party hereto shall be required to provide or post any bond or other security or collateral in connection with any such decree, Order or injunction or in connection with any related action or Claim.

(b) Any and all remedies herein expressly conferred herein upon a party hereto shall be deemed to be cumulative with, and not exclusive of, any other remedy conferred hereby, or by Law or in equity upon such party, and the exercise by a party hereto of any one remedy will not preclude the exercise of any other remedy.

[Remainder of page intentionally left blank]

In Witness Whereof, the parties have caused this Agreement to be executed as of the date first above written.

AURIS MEDICAL HOLDING LTD.

By:	/s/ Thomas Meyer
Name:	Thomas Meyer
Title:	CEO

AURIS MEDICAL INC.

By:	/s/ Thomas Meyer
Name:	Thomas Meyer
Title:	President

TRASIR THERAPEUTICS, INC.

By:	/s/ Andrew Scott
Name:	Andrew Scott
Title:	President

 [***]

[Signature Page To Agreement And Plan Of Merger]

Exhibit A

Certificate of Merger

Exhibit A

Exhibit B

Articles of Merger

Exhibit B

Exhibit C

Development Plan

Exhibit C